EXHIBIT 10.3

Executive Annual Incentive Plan
Objectives
The purpose of the LegacyTexas Financial Group, Inc. (“LegacyTexas” or the “Bank”) Executive Annual Incentive Plan (the “EIP”) is to motivate and reward senior executives for their contributions to the performance and success of the Bank. LegacyTexas's incentive plan focuses on the financial measures that are critical to the company's growth and profitability. This document summarizes the elements and features of the Plan. The objectives for LegacyTexas's Incentive Plan are as follows:

•	Recognize and reward achievement of Bank's annual business goals.

•	Motivate and reward superior performance.

•	Attract and retain talent needed to grow the Bank.

•	Be competitive with market.

•	Encourage teamwork and collaboration among the Bank's leadership and across business groups.

•	Increase engagement and commitment to the Bank.

•	Ensure appropriate risk balance in plan design and governance policies.
Plan Year
The annual incentive plan follows the Bank's fiscal year, January 1st to December 31st.
Eligibility/Participation
Eligibility - Senior executive officers are eligible to participate. To participate in the plan, the employee should meet the following requirements:

•	Employees hired after January 1st of the plan year will receive a pro-rata award based on the number of weeks employed during the plan year.

•	Participants must be employed at the time of incentive distribution to receive an incentive award except death, disability and retirement.

Participation - Every year the participants will be proposed by CEO and approved by the Compensation Committee. The participants include the named executive officers (“NEOs”) and others as determined by the Compensation Committee.

Incentive Award Opportunity
Each participant will have a target award (expressed as a percentage of base earnings) and range that defines their incentive opportunity. Actual awards will be allocated based on specific performance goals defined for each participant and will range from 0% to 200% of target incentives. The table below summarizes target incentives for each plan year.
Annual Incentive Targets
(Percentages in Parentheses Refer to % of Targeted Award; Other Percentages Refer to % of Salary)

Role	Below Threshold	Threshold (50%)	Target (100%)	Maximum (200%)
CEO	0%	40%	80%	160%
Other NEOs	0%	25%	50%	100%

Performance Gate/Trigger
The threshold “gate” for participation in the Short term incentive plan is 85% of budgeted net income, excluding one-time, non-recurring charges such as those associated with a merger or acquisition. Any exclusions are approved by the Compensation Committee and ratified by the Board of Directors. Once the gate is achieved, the plan is “turned on” and payouts are then determined based on performance against four defined performance measures. No payments will be made if the gate is not met. The four relative performance goals are 1) net interest margin, 2) efficiency ratio, 3) return on average equity and 4) non-performing assets to average total assets (see table below). Performance of these metrics is measured on a relative basis against the KBW NASDAQ Regional Bank Index, excluding non-exchange traded banks (e.g., OTCBB, Pink Sheet).

Performance Measures
The Incentive Plan will reward Bank performance as measured by Net Interest Margin, Efficiency Ratio, ROAE, NPA/Avg. Assets, and Non-Interest Bearing Deposits / Total Deposits.

Performance as to the Net Interest Margin, Efficiency Ratio, ROAE, and NPA/Avg. Assets measures will be measured on a relative basis against an Industry Index defined as the KBW NASDAQ Regional Bank Index excluding non-exchange traded banks (e.g. OTCBB, Pink Sheet). The index component companies will be determined at the end of performance period (e.g. 12/31/2018). Performance as to Non-Interest Bearing Deposits / Total Deposits will be measured on an absolute basis against the threshold/target/stretch goals established below for each of the years 2018-2021 respectively. The deposit measure shall be calculated using average deposits during the month of December during any plan year.

Performance Measure	Performance Results and Payout			Weight
	Threshold (50% payout)	Target (100% payout)	Stretch (200% payout)
Net Interest Margin	35th Percentile	50th Percentile	90th Percentile	22.5%
Efficiency Ratio				22.5%
Return on Average Equity				22.5%
NPAs/Average Assets				22.5%
Strategic Progress: Non-Interest Bearing Deposits/Total Deposits	See Table Below For Deposit Performance Goals 2018			10%
Total				100%

Performance Year	Non-Interest Bearing Deposit Performance Goals and Payout
	Threshold (50% payout)	Target (100% payout)	Stretch (200% payout)
2018	23%	24%	25%

Payouts
Performance will be assessed at the end of the fiscal year, with 100% of the awards calculated formulaically. Due to the financial data availability, the index financials will be measured based on trailing twelve months as of September 30 of the prior calendar year, while LegacyTexas' financials will be measured as of December 31. Actual payouts for each performance goal will be pro-rated between threshold and maximum levels to reward incremental improvement.

Performance of each specific goal (e.g. Net Interest Margin, Efficiency Ratio, ROAE, NPA / Avg. Assets, and Non-Interest Bearing Deposits / Total Deposits) is calculated independently to determine the payout for the goal. Calculations for each specific goal is rounded down to the nearest dollar. The sum of the awards for each performance measure determines the total incentive award. Payouts will be made in cash as soon as possible after the closing of Company financials each year and the Committee review and approve the results.

Payouts will be made in cash at the completion of the annual performance period (January - December). Participants must be employed at the time of award in order to receive payment. Incentive compensation will be tracked and paid annually approximately 75 days following the conclusion of the company's fiscal year. In no event will a payment be paid later than March 15 of the following year.
Each participant's payout is calculated on Base Earnings. Base earnings reflect the base salary actually earned during the course of the plan year. The actual incentive calculation is then based on each participant's performance goals as outlined above.

Committee Discretion
The Compensation Committee reserves the right to apply negative discretion to the plan as needed to reflect business environment, market conditions that may affect the Bank's performance and incentive plan funding as well as overall risk and regulatory issues. The Committee also reserves the right to amend, modify and adjust payouts as necessary.

Illustration of Sample Performance Scorecard
Below is an illustration of how the plan might work. We assume net income exceeded 85 percent of budget to “turn the plan on”. Our illustration uses a sample base salary of $270,000 in 2018 and an incentive target of 50% ($135,000). Threshold payout opportunity equals 50% of target while stretch payout opportunity equals 200% of target.

Performance Goals			Performance and Payout
Performance Measures	Weight	$	Actual Performance	Payout Allocation (0% - 200%)	Payout ($)
Net Interest Margin	22.5%	$30,375	50th percentile (target)	100%	$30,375
Efficiency Ratio	22.5%	$30,375	35th percentile (threshold)	50%	$15,188
ROAE	22.5%	$30,375	80th percentile (stretch)	175%	$53,156
NPA / Avg. Assets	22.5%	$30,375	57th percentile (between target and stretch)	117.5%	$36,691
Strategic Progress: Non-Interest Bearing Deposits	10%	$13,500	24% (target)	100%	$13,500
Total	100%	$135,000			$147,909

This participant's payout of $147,909 is 110% of target.
Terms and Conditions
Participation
Senior executives are eligible to participate in the Plan. New employees will receive a prorated award.
Effective Date
This program is a continuation of that plan originally adopted in 2013. The plan is effective January 1, 2018 to reflect plan year January 1st to December 31st, 2018. The Plan will be reviewed annually by the Bank's Compensation Committee and Executive Management to ensure proper alignment with the Bank's business objectives. LegacyTexas retains the rights as described below to amend, modify or discontinue the Plan at any time during the specified period. The Incentive Plan will remain in effect each year until terminated or modified by LegacyTexas.
Program Administration
The Program is authorized by the Board of Directors and administered by the Compensation Committee. The Compensation Committee has the sole authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration. Any determination by the Compensation Committee will be final and binding on all participants.

Program Changes or Discontinuance
LegacyTexas has developed the Plan on the basis of existing business, market and economic conditions; current services; and staff assignments. If substantial changes occur that affect these conditions, services, assignments, or forecasts, LegacyTexas may add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time. The Compensation Committee may, at its sole discretion, waive, change or amend any of the Plan as it deems appropriate.
Incentive Award Payments
Awards will be paid in cash before the end of the first quarter following the Plan year. Awards will be paid out as a percentage of a participant's base earnings for the Plan year. Incentive awards will be considered taxable income to participants in the year paid and will be subject to withholding for required income and other applicable taxes. Any rights accruing to a participant or his/her beneficiary under the Plan shall be solely those of an unsecured general creditor of LegacyTexas. Nothing contained in the Plan, and no action taken pursuant to the provisions hereof, will create or be construed to create a trust of any kind, or a pledge, or a fiduciary relationship between LegacyTexas or the Committee and the participant or any other person. Nothing herein will be construed to require LegacyTexas or the CEO to maintain any fund or to segregate any amount for a participant's benefit. In the event that an individual, who is due an incentive payout under the plan, terminates their employment with the Bank after the plan year and prior to the date the incentive is paid, that individual's incentive will be included in the pool and allocated to other participants of the plan.

Program Funding
The Plan is funded and accrued based on Bank performance results for a given year. Achieving higher levels of performance will increase the Plan payouts to participants. Similarly, achieving less than target performance will reduce the Plan payouts. If the Bank does not achieve its threshold bank performance goal or the trigger performance requirement, the Plan will not be paid.
New Hires, Reduced Work Schedules, Promotions, and Transfers
Participants who are not employed by LegacyTexas at the beginning of the Plan year will receive a pro rata incentive award based on their length of employment during a given year. Part time employees are eligible to participate. Their award percentage will reflect their base earnings based on actual hours worked. A participant whose work schedule changes during the year will be eligible for prorated treatment that reflects his/her time in the different schedules. If a participant changes his/her role or is promoted during the Plan year, he/she will be eligible for the new role's target incentive award opportunity on a pro rata basis (i.e. the award will be prorated based on the number of weeks employed in the respective positions.)
In the event of an approved leave of absence, the award opportunity level for the year will be adjusted to reflect the time in active status. For example, a participant on leave status for 13 weeks during a Plan year will have his or her calculated award reduced by one-fourth (13 weeks/52 weeks) to reflect the period of leave.
Termination of Employment
If a Plan participant is terminated by the Bank, no incentive award will be paid. To encourage employees to remain in the employment of LegacyTexas, a participant must be an active employee of the Bank on the date the incentive is paid to receive an award. (See exceptions for death, disability and retirement below.)
Disability, Death or Retirement
If a participant is disabled by an accident or illness, and is disabled long enough to be placed on long-term disability, his/her bonus award for the Plan period shall be pro-rated for the time served.
In the event of death, LegacyTexas will pay to the participant's estate the pro-rated award that would have been earned by the participant for the time served.
Individuals who retire will receive the pro-rated payment for the time served.
Ethics and Interpretation
If there is any ambiguity as to the meaning of any terms or provisions of this plan or any questions as to the correct interpretation of any information contained therein, the Bank's interpretation expressed by the Compensation Committee will be final and binding.
The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment. In addition, any incentive compensation as provided by this plan to which the employee would otherwise be entitled will be revoked.
Participants who have willfully engaged in any activity, injurious to the Bank, will upon termination of employment, death, or retirement, forfeit any incentive award earned during the award period in which the termination occurred.
Clawback (Subject to change based upon the requirements of governing law or regulation)
If the Compensation Committee determines that fraud, material error, gross negligence, or intentional misconduct by a Covered Officer, as that term is defined below, contributed to the Company’s restatement of its financial statements (“Covered Misconduct”), the Compensation Committee shall, in its discretion, refer such matter and its recommendation as to an appropriate remedy to the full Board of Directors for consideration. The Board, upon review of the Compensation Committee’s recommendations and such independent inquiry or investigation as it determines to be adviseable, shall (i) confirm that Covered Misconduct occurred; (ii) confirm the period in which the Covered Misconduct occurred (the “Covered Period”); and (iii) determine such action as it deems necessary to remedy the Covered Misconduct and prevent its recurrence. To the extent permitted by applicable law, the Compensation Committee and the Board may require reimbursement of any bonus or incentive compensation paid to the Covered Officer, or cancel unvested restricted stock or other stock or stock-based awards previously granted to the Covered Officer, in the amount by which such compensation exceeded any lower payment that would have been made based on the restated financial results and to the extent such payments are compensation for services performed by the Covered Officer during the Covered Period. The Compensation Committee and the Board shall have full discretion to decline to seek recovery under this Policy. In exercising such discretion, the Compensation Committee and the Board may consider the following factors: (A) the likelihood of success in achieving the recovery, given the anticipated cost and management effort required, (B) whether the assertion of a claim for recovery may prejudice the interests of the Company, including in any related proceeding or investigation, (C) the passage of time since the Covered Misconduct, (D) any pending legal proceeding relating to the Covered Misconduct. Before the Compensation Committee or the Board determines to seek recovery pursuant to this Policy, the Covered Officer will be provided written notice and the opportunity to be heard at a meeting of the Compensation Committee (which may be in-person or telephonic, as determined by the Compensation Committee). This policy applies to the following “Covered Officers”: the Company’s Chief Executive Officer, Chief Financial Officer, Chief Lending Officer and any other Company officer that is designated a “Named Executive Officer,” as determined in accordance with Item 402(a)(3) or Item 402(m)(2) of Regulation S-K under the Securities Exchange Act of 1934.

Miscellaneous
The Plan will not be deemed to give any participant the right to be retained in the employ of LegacyTexas, nor will the Plan interfere with the right of LegacyTexas to discharge any participant at any time.
In the absence of an authorized, written employment contract, the relationship between employees and LegacyTexas is one of at-will employment. The Plan does not alter the relationship.
This incentive plan and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the state of Texas.
Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.